Exhibit 10.11

MASTER LOAN AGREEMENT

This Master Loan Agreement (the “Agreement”) is entered into as of November 3, 2003, between Deere Credit, Inc., a Delaware corporation (“Deere”) and FCStone Group, Inc., West Des Moines, Iowa, an Iowa Corporation (the “Borrower”).

RECITALS

Deere is in the business of providing debt financing. Borrower wishes to borrow money from Deere and Deere is willing to do so, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and other good and valuable consideration, the receipt and sufficiency of which is expressly acknowledged, the parties agree as follows:

1. Notes. If Borrower desires to borrow from Deere and Deere is willing to lend to Borrower, or if Deere and Borrower desire to consolidate any existing loans hereunder, the parties will enter into a promissory note for such Loan facility (“Note”). Each Note will set forth the amount of the loan, the purpose of the loan, the interest rate or rate options applicable to that loan, the repayment terms of the loan, and any other terms and conditions applicable to that particular loan. Each loan will be governed by the terms and conditions contained in this Agreement and in the Note relating to the loan. This Agreement, any Note, any security documentation, and any other required documentation and agreements are collectively referred to herein as the “Transaction Documents”.

2. Advance Request. Advances shall be made available upon the telephonic or written request of Borrower on any day on which Deere and the Federal Reserve Banks are open for business. Requests for advances by wire transfer must be received no later than 1:30 p.m. and by ACH no later than 12:00 p.m. Central Time, on the date the advance is requested. Loans will be made available to such account or accounts as may be authorized by Borrower. Borrower shall furnish to Deere a duly completed and executed copy of a Deere Delegation and Wire Transfer/ACH Authorization form, and Deere shall be entitled to rely on (and shall incur no liability to Borrower in acting on) any request or direction furnished in accordance with the terms hereof. Each advance request made hereunder shall constitute a certification by Borrower that Borrower is in compliance with all of the terms and conditions of the Transaction Documents and that all representations and warranties contained in the Transaction Documents are true as of the date of the Advance.

3. Repayment. Borrower’s obligation to repay each loan shall be evidenced by the promissory note set forth in the Note relating to that loan or by such replacement note(s) as Deere may require. Deere shall maintain a record of all loans, the interest accrued thereon, and all payments made with respect thereto, and such record shall, absent proof of manifest error, be conclusive evidence of the outstanding principal and interest on the loans. All payments may be made by wire transfer of immediately available funds, or by ACH, or by check. Wire and ACH transfers shall be made to such account as Deere may direct by notice for advice to and credit of Deere. Borrower shall give Deere telephonic notice no later than 1:00 p.m. Borrower’s local time of its intent to pay by wire and funds received after 3:00 p.m. Borrower’s local time shall be credited on the next business day. Funds received by ACH shall be credited on the next business day. Checks shall be mailed to such place as Deere may direct by notice. Credit for payment by check will not be given until the latter of: (a) the day on which Deere receives immediately available funds; or (b) the next business day after receipt of the check.

4. Security. Borrower’s obligations under this Agreement, all Notes (whenever executed), and all instruments and documents contemplated hereby or thereby, the Transaction Documents, shall be on an unsecured basis.

5. Interest Rate. The Loan shall bear interest at the rate specified in the Note(s).

6. Conditions Precedent. Deere’s obligation to make any Advances under any Loan entered into pursuant to this Agreement is subject to the receipt by Deere of:

A.	A duly executed original of each of the Transaction Documents;

B.	Certified board resolutions, evidence of incumbency, certificate of good standing, certified copy of Articles of Incorporation, certified copy of By Laws, and other evidence as Deere may require that all Transaction Documents and all instruments and documents related thereto that the documents have been duly executed and delivered;

C.	Evidence that no Event of Default has occurred or, would occur with the passage of time or giving of notice or both; and

D.	All fees and other charges under the Transaction Documents have been duly paid.

7. Representations and Warranties. Borrower represents and warrants (which representations and warranties shall be deemed to be continuing):

A.	Each representation and warranty and all information set forth in any application or any information submitted with the application is correct in all material respects as of the date of the Advance Request;

B.	The Transaction Documents do not conflict with any other agreement to which Borrower is a party or with any provision of Borrower’s bylaws, articles of incorporation or other organizational documents;

C.	Borrower is in compliance with all of the terms of the Transaction Documents;

D.	Transaction Documents create legal, binding and enforceable obligations of Borrower, except as bankruptcy and similar laws affecting creditors rights generally may limit enforceability; and

E.	Borrower is in compliance with environmental regulatory authorities and no material environmental contamination is known to exist.

8. Affirmative Covenants. Unless Deere otherwise consents in writing, while this Agreement is in existence, Borrower shall:

A.	Maintain its existence and good standing in the jurisdiction of its incorporation or formation;

B.	Qualify and remain qualified to transact business wherever such qualification is required and obtain and maintain all licenses, certificates, permits and authorizations that are material to its business or required by law, rule, regulation, code, orders or other governmental requirement (the “Laws”);

C.	Comply in all material respects with all applicable Laws (including, without limitation), environmental laws and all Laws relating to patron or member investment program that Borrower may have;

D.	Cause all persons occupying or present on any property of Borrower to comply in all material respects with all environmental Laws;

E.	Maintain insurance with companies satisfactory to Deere in such amounts and covering such risks as are customarily carried by companies engaged in the same or similar business and similarly situated, and make such increases in the amount or type of coverage as Deere may request;

F.	Cause all insurance policies covering any collateral to have loss payable clauses or endorsements in form and content acceptable to Deere;

G.	Maintain its property in good working condition, ordinary wear and tear excepted;

H.	Keep books of account in accordance with generally accepted accounting principles (“GAAP”) consistently applied;

I.	Permit Deere, or its agents, to inspect the properties, books and records of Borrower and to discuss Borrower’s affairs, finances and accounts with its directors, employees, and independent certified public accountants; and,

J.	Borrower will have an excess of total assets over total liabilities, net worth, (both as determined in accordance with GAAP consistently applied) of not less than $35,000,000 at the end of each fiscal year.

9. Reporting Covenants. Unless Deere otherwise consents in writing, while this Agreement is in effect, Borrower shall furnish Deere:

A.	Within one hundred twenty (120) days after the end of each fiscal year of Borrower occurring during the term hereof (i) annual financial statements prepared in accordance with GAAP consistently applied and audited by independent certified public accountants selected by Borrower and acceptable to Deere and (ii) a report of such accountants on such statements containing an opinion reasonably acceptable to Deere;

B.	Within forty five (45) days of the end of each month of Borrower (other than the last fiscal month for each fiscal year), a balance sheet, a statement of income for such fiscal month and for the period year to date, and such other monthly statements as Deere may specifically request, all prepared in reasonable detail and in form and substance reasonably acceptable to Deere;

C.	Promptly after becoming aware thereof, notice of the occurrence of a default or of any event which with the giving of notice and/or the passage of time would become an Event of Default hereunder;

D.	Promptly after becoming aware thereof: (i) notice of the commencement of all actions, suits, or proceedings affecting Borrower which, if determined adversely to Borrower, could have a material adverse effect on Borrower; and (ii) notice of the receipt of all pleadings, orders, complaints, indictments or any other communication alleging a condition that may require Borrower to undertake or to contribute to a cleanup or other response regarding environmental Laws, or which seek penalties, damages, injunctive relief, or criminal sanctions related to alleged violations of such Laws or which claim personal injury or property damage to any person as a result of environmental factors or conditions;

E.	Promptly after any change in Borrower’s bylaws or articles of incorporation (or like documents), copies of all such changes, certified by Borrower’s Secretary; and

F.	Such other information as Deere may periodically request.

10. Negative Covenants. Unless Deere otherwise consents in writing, while this Agreement is in effect, Borrower shall not:

A.	Create, assume or allow to exist any indebtedness or liability for borrowed money or for the deferred purchase price of property or services (including capitalized leases) except for indebtedness to Deere, accounts payable to trade creditors and current operating liabilities (other than for borrowed money) incurred in the ordinary course of business; and except for committed lines of credit from Harris Bank and Trust in an amount not to exceed $15,000,000, and committed lines of credit from CoBank not to exceed $10,000,000;

B.	Grant, assume or allow to exist any security interest or other consensual lien on any of its property, except for liens in the favor of Deere, liens which have been consented to by Deere, liens which are subordinate to any interest of Deere and which secure only that indebtedness permitted to exist pursuant to this Agreement and miscellaneous purchase money security interests in Borrower’s inventory or equipment to which Deere has previously consented in writing; and except for liens on Borrower’s investment in CoBank and on Borrower’s obligated permitted in Section 10(A) above;

C.	Allow to exist any non-consensual or statutory liens that secure obligations that are past due or any judgment liens;

D.	Merge or consolidate with any other entity unless Borrower is the surviving entity in such merger or consolidation;

E.	Lend money except in the ordinary course of business or otherwise extend credit except for trade credit extended in the ordinary course of business;

F.	Assume, guaranty or otherwise become liable (directly or indirectly) for the debts of another; and

G.	Engage in any business activities substantially different from Borrower’s present business activities;

11. Events of Default. Borrower shall be in default hereunder if any of the following occur:

A.	Borrower fails to make any payment required to be made under this Agreement or any of the Transaction Documents when due;

B.	Any representation or warranty made or deemed made by Borrower in any Transaction Document shall prove to have been false or misleading when made;

C.	Borrower shall fail to comply with any of the covenants contained in this Agreement and such failure shall continue for fifteen days following the delivery of written notice to Borrower;

D.	Any other covenant or agreement set forth herein or in any other Transaction Document is breached or Borrower uses the proceeds of the Loan in a manner not permitted hereunder;

E.	Borrower breaches or is in default in any other agreement between Borrower and Deere;

F.	Borrower fails to pay when due any indebtedness (including, capital leases and deferred purchase prices of property) to any other lender or any event occurs which constitutes an event of default, or would constitute an event of default with the passage of time, delivery of notice or both;

G.	Borrower becomes insolvent or does not pay its debts as they become due or suspends its business operations or a material part thereof or makes an assignment for benefit of creditors or commences or has commenced against it any proceeding for the appointment of a receiver, trustee or custodian for it or any of its property or any proceeding under any bankruptcy, reorganization, dissolution, or similar law; or

H.	Any material adverse change occurs in Borrower’s financial condition, results of operation, or ability to perform its obligations to Deere under this Agreement and the other Transaction Documents.

12. Remedies. Upon the occurrence of an Event of Default, or an occurrence which with the passage of time and/or the delivery of notice, Deere shall have no further obligation to continue to extend credit to Borrower and may discontinue doing so at any time without any prior notice. Additionally, upon the occurrence of an Event of Default, Deere may:

A.	Terminate any commitment;

B.	Declare the unpaid balance of the Loans, all accrued and unpaid interest and all late fees and charges immediately due and payable;

C.	Proceed to protect, exercise, and enforce such rights and remedies as may be provided by any of the Transaction Documents or under law;

D.	Apply all payments received by Deere to Borrower’s obligations in such order and manner as Deere may elect; and

E.	Hold and/or set off and apply against Borrower’s obligations to Deere, the proceeds of any cash collateral held by Deere or any balances held by Deere for Borrower’s account (whether or not such balances are due).

Borrower acknowledges that each and everyone of the rights of Deere shall be cumulative and may be exercised from time to time, and no failure on the part of Deere to exercise, and no delay in exercising, any right or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or future exercise thereof, or the exercise of any other right or remedy.

13. Notices. All notices provided for herein shall be in writing (including facsimile) and shall be mailed or delivered to the following addresses or facsimile number as either party may specify by notice to the other.

If to Deere:

Deere Credit, Inc.

6400 N. W. 86th St.

P.O. Box 6650-Dept. 140

Attention: Bert D. Johnson

Johnston, IA 50131-6650

Fax No.: (515) 267-4020

If to Borrower:

FCStone Group, Inc.

2829 Westown Parkway

Suite 200

West Des Moines, IA 50266

Attention: Bob Johnson

Fax No.: (515) 223-7424

14. Expenses. Borrower shall pay all reasonable out of pocket costs and expenses (including fees and expenses of counsel retained by Deere) incurred by Deere in connection with the origination, administration, collection and enforcement of this Agreement and the other Transaction Documents, including, without limitation, all costs and expenses incurred in perfecting, maintaining, determining the priority of, and releasing any security for Borrower’s obligations hereunder or under the Transaction Documents and any stamp, intangible, transfer or similar tax payable in connection with this agreement or any other Transaction Document.

15. Miscellaneous. No amendment, modification or waiver shall be effective unless in writing and signed by both parties hereto. If this Agreement is amended and restated, then the amended and restated loan agreement shall apply to each other Transaction Document. This Agreement shall continue to be in full force and effect until the Loan is paid off in full and Deere has no obligation to make any future advances to Borrower. Except to the extent governed by applicable federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of Iowa. This Agreement supersedes all prior written or oral understandings of the parties. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be effective to the extent thereof without invalidating the remaining provisions hereof. This Agreement shall be binding upon and inure to the benefit of Borrower and Deere and their respective successors and assigns; provided, however, Borrower may not assign or transfer its rights or obligations under the Transaction Documents without the prior written consent of Deere. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together shall constitute one and the same documents.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first shown above.

Deere Credit, Inc.		FCStone Group, Inc.

By:	/s/ BERT D. JOHNSON	By:	/s/ ROBERT V. JOHNSON
Title:	Agribusiness Portfolio Mgr.	Title:	Exec. V.P. & CFO